UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in
connection with such notification of registration submits the following information:

Name:

MACQUARIE ETF TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

610 Market Street
Philadelphia, Pennsylvania 19106

Telephone Number (including area code):

800-523-1918

Name and Address of Agent for Service of Process:

Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808-1674

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES: [X]  NO: [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Philadelphia, State of Pennsylvania, on the 24th day of July, 2023.

Macquarie ETF Trust

By:	/s/ John Leonard
Sole Trustee